UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 6, 2005
Commission File Number 1-5097
JOHNSON CONTROLS, INC.
(Exact name of registrant as specified in its charter)

Wisconsin (State of Incorporation)	39-0380010 (I.R.S. Employer Identification No.)

5757 N. Green Bay Avenue P.O. Box 591 Milwaukee, Wisconsin (Address of principal executive offices)	53201 (Zip Code)
Registrant’s telephone number, including area code: (414) 524-1200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation
     On October 31, 2005, Johnson Controls, Inc. (the “Company”) entered into a Credit Agreement, dated that day, among the Company, certain wholly-owned subsidiaries of the Company, the financial institutions party thereto and Citibank, N.A., as administrative agent for the lenders (the “Credit Agreement”). The Credit Agreement provides for a revolving credit facility that matures in 364 days from the effective date (which was December 6, 2005) and has an initial maximum aggregate amount of availability of $2.8 billion. The Company entered into the Credit Agreement to provide a liquidity backstop for the Company’s commercial paper issued to finance the acquisition of York International Corporation (“York”).
     From December 6, 2005 through December 9, 2005, the Company issued unsecured commercial paper obligations in an aggregate principal amount of approximately $2.4 billion. These obligations have varying maturity dates. The Company used proceeds of the commercial paper to fund the Company’s acquisition of York, which closed on December 9, 2005. The Company intends ultimately to refinance these commercial paper borrowings with long-term debt. Until it is able to complete that refinancing, the Company currently intends to reissue commercial paper obligations that mature from time to time on similar terms. The commercial paper was offered and sold in privately negotiated transactions pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON CONTROLS, INC.
BY:	/s/ R. Bruce McDonald
R. Bruce McDonald
Vice President and Chief Financial Officer

Date: December 12, 2005

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